Global Equity International Inc. to Receive Capital Funding
Amounting to a Minimum of US$2.64 Million

Dubai, November 21, 2017 — Global Equity International, Inc. (OTCQB: GEQU) and its fully-owned foreign subsidiaries, a specialist consultancy firm with offices located in Dubai and London “Company”), are proud to announce that today, November 21, 2017, management filed a Form 8-K with the SEC that formally disclosed the execution of a capital funding agreement with William Marshal Plc., an underlying asset of the AION Adventurous Fund and the AION Cautious Fund, which, in turn, are both compartments of a Luxembourg based SICAV-SIF called AOIN SICAV-SIF Fund.

The agreed capital funding will be initially for a minimum of Two Million Great Britain Pounds (approximately US$2.64 million) and will be received in one or more tranches commencing the first week of December 2017.

This capital funding agreement is a major milestone in the development of the Company that will enable the Company to finally create an all-encompassing ‘financial services solution’ that management has been patiently and diligently working towards for the last 12 months.

The capital funding received will mainly be deployed over four separate targeted acquisitions of financial advisory firms with multiple millions of dollars of funds under management.

The first two companies to be acquired are United Kingdom based as announced in our June 2, 2017 press release; one, of which, is a financial advisory firm fully licenced by the UK Financial Conduct Authority (“FCA”) with approximately $51,000,000 of funds under management and the second, of which, is a “Discretionary Fund Management Group” based in The Isle of Man with approximately $39,000,000 of funds under management. The combination of these first two acquisitions will give the Company a $90,000,000 million book of business within the UK, several hundred retail clients, relationships with a wide array of new supportive companies and a firm stronghold position within the financial services sector.

The third and fourth acquisitions are Asian based financial advisory firms with a similar amount of funds under management to the UK entities, which when acquired, will give our Company an initial combined $180,000,000 of funds under management, a client base into the thousands, a small but highly effective distribution force, 20 more staff and a true regulatory diversification with a second footing in the ever expanding Asian markets.

All four targeted acquisitions have been in business for many years, are cash flow positive and profitable.

Not all this capital funding will be deployed for inorganic growth as management intends to use the surplus capital funding to pay off convertible debt and also management intends to endeavour to renegotiate and pay off all non-convertible debt too.

Peter Smith, CEO of Global Equity International Inc., said: “We have waited a long time to be able to announce this closing. It is a monumental development in our Company not only allowing us to complete the circle from client to contract to funding to closing, it will also provide us with solid long term income, a distribution network, further development potential and a strong foothold in more than one highly regulated market. It may have been a long time coming, but this agreement moves the company into a different sphere. We will now become more attractive to potential clients for our capital markets division and allow us to be more selective with the clients we work with, while significantly shortening the time frame from contract to completion. In addition, we will have long term income from the books of business we will own and a distribution force not only for their traditional financial services opportunities that are profitable in their own right, but also for our capital markets division. We anticipate growing the advisory business very much in the way I did in my previous company whereby my prior company ended up with US$2.2 Billion of funds under management.”

Enzo Taddei, CFO of Global Equity International Inc., said: “The business to date has suffered from the time lapse in generating a client and completing on that transaction. It has long been our desire to try to circumvent that time lapse by turning the Company into an ‘all service’ financial institution. The terms that we agreed for this round of capital funding are extremely favourable for the Company and its shareholders. William Marshal Plc. will be obliged to convert to equity no earlier than one year and one-day post funding. The amount funded will be converted at the ‘higher’ of $0.02 per share or the average “closing price” of our common stock on the Over-the-Counter Bulletin Board for the 60 trading days prior to 366th day conversion date, meaning that if our stock is trading at an average price higher than $0.02, the conversion price will be established at that higher price; hence keeping dilution of our Common Stock to a minimum.”

About Global Equity International Inc. and Subsidiaries.

Global Equity International Inc., through its wholly-owned foreign subsidiaries, advises worldwide business leaders with their most critical decisions and opportunities pertaining to growth, capital needs, structure and the development of a global presence. With offices in Dubai and London, Global Equity has developed significant relationships in the US, UK, Central Europe, the Middle East and South East Asia to assist clients in realizing their full value and potential by bringing them to external capital and resources that place an emphasis on collaborative thinking. Furthermore, because Global Equity has offices in key financial centers of the world, they are able to introduce their clients to a unique opportunity of listing their shares on any one of the many stock exchanges worldwide.

Safe Harbor Statement

This press release may include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements related to anticipated revenues, expenses, earnings, operating cash flows, the outlook for markets and the demand for products. Forward-looking statements are no guarantees of future performance and are inherently subject to uncertainties and other factors which could cause actual results to differ materially from the forward-looking statements. Such statements are based upon, among other things, assumptions made by, and information currently available to, management, including management’s own knowledge and assessment of the Company’s industry and competition. The Company refers interested persons to its most recent Annual Report on Form 10-K and its other SEC filings for a description of additional uncertainties and factors, which may affect forward-looking statements. The company assumes no duty to update its forward-looking statements.

Contact details:

Mr. Peter James Smith

Director and officer of Global Equity International Inc.

Tel. + (971) 42 767 576

Mr. Enzo Taddei

Director and officer of Global Equity International Inc.

Tel. + (1) 321 200 0142

Web: www.globalquityinternational.com

Email: ir@globalequityinternational.com